EXHIBIT 4.3

PALM HARBOR HOMES, INC.

3.25% Convertible Senior Note due 2024

     UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL NOTES REPRESENTED HEREBY, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A ADOPTED UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S ADOPTED UNDER THE SECURITIES ACT; (2) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THE SECURITY EVIDENCED HEREBY OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH SECURITY, EXCEPT (A) TO THE ISSUER OR A SUBSIDIARY THEREOF; (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A ADOPTED UNDER THE SECURITIES ACT (IF AVAILABLE); (C) TO PERSONS OTHER THAN U.S. PERSONS OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 ADOPTED UNDER THE SECURITIES ACT OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT (IF AVAILABLE), OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL, PRIOR TO ANY TRANSFER OF THIS SECURITY WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, FURNISH TO THE TRUSTEE AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS MAY BE

REQUIRED PURSUANT TO THE INDENTURE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THIS SECURITY OR ANY COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH SECURITY, EXCEPT AS PERMITTED BY THE SECURITIES ACT.

     THE FOREGOING LEGEND MAY BE REMOVED FROM THIS SECURITY ON SATISFACTION OF THE CONDITIONS SPECIFIED IN THE INDENTURE.

PALM HARBOR HOMES, INC.

3.25% Convertible Senior Note due 2024

No. A-1	CUSIP: 696639 AA 1
Issue Date: May 11, 2004	Principal Amount: $65,000,000
Issue Price: $1,000 (for each $1,000 Principal Amount)

     PALM HARBOR HOMES, INC., a Florida corporation, for value received, hereby promises to pay to Cede & Co. or its registered assigns, on May 15, 2024, the principal sum of Sixty-five Million and NO/100 Dollars ($65,000,000) or such greater or lesser amount as is indicated on the Schedule of Exchanges attached hereto.

Interest Payment Dates: May 15 and November 15, commencing November 15, 2004 Regular Record Dates: May 1 and November 1

Additional provisions of this Security are set forth on the other side of this Security.

     IN WITNESS WHEREOF, the Company has caused this Note to be duly executed. Dated:

PALM HARBOR HOMES, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 3.25% Convertible Senior Notes due 2024 issued under the within-named Indenture.

AMERICAN STOCK TRANSFER AND TRUST COMPANY, as Trustee

By:
Authorized Officer

Dated:

3.25% Convertible Senior Note due 2024

1. Interest.

     The Company promises to pay interest in cash on the Principal Amount of this Note at the rate of 3.25% per year from the Issue Date, or from the most recent date to which interest has been paid or provided for. During such period, the Company will pay interest semiannually in arrears on each Interest Payment Date, commencing on November 15, 2004, to Holders of record at the close of business on each Regular Record Date immediately preceding such Interest Payment Date. Each payment of interest on the Securities will include interest accrued through the day immediately preceding the most recent Interest Payment Date (or the Repurchase Date, Redemption Date, Designated Event Repurchase Date or, in certain circumstances, the Conversion Date, as the case may be). Any payment required to be made on any day that is not a Business Day will be made on the next succeeding Business Day and no interest shall accrue for the intervening period. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. In accordance with the Registration Rights Agreement dated May 11, 2004 between Palm Harbor Homes, Inc. and Citigroup Global Markets Inc, the interest rate on this Note may be increased under the circumstances set forth therein.

     If installments of interest due hereon are not paid when due in accordance with the preceding paragraph, then in each such case the overdue amount shall, to the extent permitted by law, bear interest at 3.25% per year, as the case may be, in effect following the date such overdue amount was due, compounded semi-annually, which interest shall accrue from the date such overdue amount was originally due to the date payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand.

     Interest on any Security that is payable, and is punctually paid or duly provided for, on any applicable payment date shall be paid to the person in whose name that Security is registered at the close of business on the Regular Record Date or accrual date, as the case may be, for such interest at the office or agency of the Company maintained for such purpose. Each installment of semiannual interest on any Security shall be paid, in the case of a holder of $5,000,000 or more in aggregate principal amount of the Securities, in same-day funds by transfer to an account maintained by the payee located inside the United States, if the Trustee shall have received proper wire transfer instructions from such payee not later than the related Regular Record Date, or, if no such instructions have been received and in the case of all other payees, by check drawn on a bank in New York City mailed to the payee at its address set forth on the Registrar’s books.

2. Method of Payment.

     Subject to the terms and conditions of the Indenture, the Company will make payments in respect of Principal Amount, Redemption Price, Designated Event Repurchase Price, Repurchase Price and at Stated Maturity to Holders who surrender Securities to a Paying Agent to collect such payments in respect of the Securities. In addition, the Company will pay interest from the Issue Date as more fully described in paragraph 1 hereof. The Company will pay any cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, subject to paragraph 1 hereof, the Company may make such cash payments by check payable in such money.

3. Paying Agent, Conversion Agent and Registrar.

     Initially, American Stock Transfer and Trust Company (the “Trustee”) will act as Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent and Registrar or co-registrar without notice, other than notice to the Trustee except that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent, Registrar or co-registrar.

4. Indenture.

     The Company issued the Securities pursuant to an Indenture dated as of May 11, 2004 (the “Indenture”), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Securities themselves and the Trust Indenture Act of 1939, as in effect from time to time (the “TIA”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the TIA for a statement of those terms.

     The Securities are unsecured and senior obligations of the Company limited to $75,000,000 aggregate Principal Amount (subject to Section 2.07 of the Indenture). The Indenture does not limit other indebtedness of the Company, secured or unsecured.

5. Redemption at the Option of the Company.

     No sinking fund is provided for the Securities. Subject to the terms and conditions of the Indenture, the Securities are redeemable as a whole, or from time to time in part, at any time at the option of the Company in accordance with the Indenture at the Redemption Price at any time on or after May 18, 2011.

     If redeemed at the option of the Company, the Securities will be redeemed for cash at a price equal to 100% of the Principal Amount (the “Redemption Price”), plus accrued and unpaid interest.

6. Notice of Redemption.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at the Holder’s registered address. If money sufficient to pay the Redemption Price of, and accrued and unpaid interest, if any, with respect to, all Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to or on the Redemption Date, interest shall cease to accrue on such Securities (or portions thereof) on such Redemption Date and the Holder thereof shall have no other rights as such (other than the right to receive the Redemption Price and accrued and unpaid interest, if any, upon surrender of such Security). Securities in denominations larger than $1,000 of Principal Amount may be redeemed in part but only in integral multiples of $1,000 of Principal Amount.

7. Repurchase at the Option of the Holder on Specified Dates.

     Subject to the terms and conditions of the Indenture, the Company shall become obligated to repurchase, at the option of the Holder, the Securities held by such Holder on May 15, 2011, May 15, 2014 and May 15, 2019 at a Repurchase Price equal to 100% of the Principal Amount of such Securities on the applicable Repurchase Date plus accrued and unpaid interest, if any, to but not including the Repurchase Date, upon delivery of a Repurchase Notice containing the information set forth in the Indenture at any time from the opening of business on the date that is 20 Business Days prior to such Repurchase Date until the close of business on the third Business Day prior to such Repurchase Date and upon delivery of the Securities to the Paying Agent by the Holder as set forth in the Indenture.

     Holders have the right to withdraw any Repurchase Notice by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

     If cash sufficient to pay the Repurchase Price of all Securities or portions thereof to be purchased as of the Repurchase Date is deposited with the Paying Agent on the Business Day following the Repurchase Date, interest shall cease to accrue on such Securities (or portions thereof) on such Repurchase Date and the Holder thereof shall have no other rights as such (other than the right to receive the Repurchase Price upon surrender of such Security).

8. Conversion.

     Conversion Based on Common Stock Price. Subject to the provisions of this paragraph 8 and notwithstanding the fact that any other condition to conversion described below has not been satisfied, Holders may convert the Securities into Common Stock at any time during any calendar quarter (but only during such calendar quarter) commencing after June 30, 2004 if the Closing Sale Price of the Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of the preceding calendar quarter is greater than 120% of the Conversion Price on the last Trading Day of such preceding fiscal quarter. The “Conversion Price” shall be equal to $1,000 divided by the Conversion Rate then in effect.

     Conversion Based on Trading Price of Securities. Subject to the provisions of this paragraph 8 and the exceptions in the paragraph below and notwithstanding the fact that any other condition to conversion described herein has not been satisfied, Holders may convert the Securities into Common Stock during each five Business Day period after any five-consecutive-Trading Day period in which the Trading Price per $1,000 Principal Amount of the Securities for each day of such five-Trading Day period was less than 98% of the product of the Closing Sale Price of the Common Stock on the applicable date and the number of shares of Common Stock issuable upon conversion of $1,000 Principal Amount of the Securities (the “Trading Price Condition”).

     Notwithstanding the foregoing paragraph, if on the date of any conversion pursuant to the Trading Price Condition that is on or after May 15, 2019, the Closing Sale Price of the Common Stock is greater than the Conversion Price, then Holders will receive, in lieu of Common Stock based on the Conversion Rate, cash or Common Stock or a combination of cash and Common

Stock, at the Company’s option, with a value equal to the Principal Amount of such Securities plus accrued and unpaid interest, as of the Conversion Date (“Principal Value Conversion”). The Company will notify Holders who surrender their Securities for conversion, if it is a Principal Value Conversion, by the second Trading Day following the date of conversion, whether the Company will pay them all or a portion of the Principal Amount of such Securities plus accrued and unpaid interest in cash, Common Stock or a combination of cash and Common Stock, and in what percentage. Any Common Stock delivered upon a Principal Value Conversion will be valued at the greater of the Conversion Price on the Conversion Date and the Applicable Stock Price as of the Conversion Date. The Company will pay such Holders any portion of the Principal Amount plus accrued and unpaid interest to be paid in cash and deliver Common Stock with respect to any portion of the Principal Amount plus accrued and unpaid interest to be paid in Common Stock no later than the third Business Day following the determination of the Applicable Stock Price. The Company shall give the Trustee and the Conversion Agent notice of the amount of Common Stock and cash to be delivered in connection with any such conversion, promptly after such amount is determined by the Company.

     The “Applicable Stock Price” means, in respect of a date of determination, the average of the Closing Sales Price per share of Common Stock over the five Trading Day period starting on the third Trading Day following such date of determination.

     The “Trading Price” of the Securities on any date of determination means the average of the secondary market bid quotations obtained by the Trustee for $2,000,000 Principal Amount of the Securities at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers selected by the Company; provided that if three such bids cannot reasonably be obtained by the Trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Trustee, that one bid shall be used. If the Trustee cannot reasonably obtain at least one bid for $2,000,000 Principal Amount of the Securities from a nationally recognized securities dealer, then the trading price per $1,000 Principal Amount of the Securities will be deemed to be less than 98% of the product of (a) the Closing Sale Price of the Common Stock on such date and (b) the number of shares of Common Stock issuable upon conversion of $1,000 Principal Amount of the Securities.

     The Trustee (or other Conversion Agent appointed by the Company) shall have no obligation to determine the Trading Price unless the Company has requested such a determination; and the Company shall have no obligation to make such request unless a Holder provides it with reasonable evidence that the Trading Price per $1,000 Principal Amount of Securities would be less than 98% of the product of the Closing Sale Price of the Common Stock and the number of shares of Common Stock issuable upon conversion of $1,000 Principal Amount of Securities. If such evidence is provided, the Company shall instruct the Trustee (or other Conversion Agent) to determine the Trading Price of the Securities beginning on the next Trading Day and on each successive Trading Day until the Trading Price per $1,000 Principal Amount of Securities is greater than 98% of the product of the Closing Sale Price of the Common Stock and the number of shares issuable upon conversion of $1,000 Principal Amount of the Securities.

     Conversion upon Redemption. Subject to the provisions of this paragraph 8 and notwithstanding the fact that any other condition described herein to conversion has not been satisfied, a Holder may convert into Common Stock a Security or portion of a Security which has been called for redemption pursuant to paragraph 5 hereof, provided such Securities are surrendered for conversion prior to the close of business on the second Business Day immediately preceding the Redemption Date.

     Conversion Upon Certain Distributions. Subject to the provisions of this paragraph 8 and notwithstanding the fact that any other condition to conversion described herein has not been satisfied, in the event that the Company declares a dividend or distribution described in Section 10.06(d) of the Indenture, or a dividend or a distribution described in Section 10.06(e) of the Indenture where, the fair market value of such dividend or distribution per share of Common Stock, as determined in the Indenture, exceeds 5% of the Closing Sale Price of the Common Stock on the Business Day immediately preceding the date of declaration for such dividend or distribution, the Securities may be surrendered for conversion beginning on the date the Company gives notice to the Holders of such right, which shall not be less than 20 days prior to the date of such dividend or distribution and Securities may be surrendered for conversion at any time thereafter until the close of business on the Business Day prior to the date of such dividend or distribution or until the Company announces that such dividend or distribution will not take place.

     Conversion Upon Occurrence of Certain Corporate Transactions. Subject to the provisions of this paragraph 8 and notwithstanding the fact that any other condition described herein to conversion has not been satisfied, in the event the Company is a party to a consolidation, merger or binding share exchange or transfer of all or substantially all of the Company’s assets pursuant to which the Common Stock would be converted into cash, securities or other property as set forth in Section 10.09 of the Indenture, the Securities may be surrendered for conversion at any time from and after the date which is 15 days prior to the date announced by the Company as the anticipated effective time until 15 days after the actual effective date of such transaction, and at the effective time of such transaction the right to convert a Security into Common Stock will be deemed to have changed into a right to convert it into the kind and amount of cash, securities or other property which the Holder would have received if the Holder had converted its Security into Common Stock immediately prior to the transaction. If such transaction also constitutes a Designated Event, a Holder will be able to require the Company to repurchase all or a portion of such Holder’s Securities pursuant to paragraph 10 and Section 3.13 of the Indenture. In addition, if such transaction constitutes a Designated Event, the Securities will cease to be convertible after the fifteenth day following the actual effective date of the transaction giving rise to such Designated Event.

     Upon conversion, the Company has the right to deliver cash or a combination of cash and Common Stock.

     A Security in respect of which a Holder has delivered a Repurchase Notice or Designated Event Repurchase Notice exercising the option of such Holder to require the Company to purchase such Security may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

     The initial Conversion Rate is 38.5803 shares of Common Stock per each $1,000 of Principal Amount, subject to adjustment for certain events described in the Indenture. The Company will deliver cash in lieu of any fractional share of Common Stock. The ability to surrender Securities for conversion will expire at the close of business on the Business Day preceding the Stated Maturity.

     Interest will not be paid on Securities that are converted; provided, however, that Securities surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date shall be entitled to receive such interest payable on such Securities on the corresponding Interest Payment Date, and Securities surrendered for conversion during such periods, except for Securities to be redeemed within such period, must be accompanied by payment of an amount equal to the interest with respect thereto that the registered Holder is to receive.

     Subject to the provisions of the Indenture relating to the requirements for convertibility of a Security, to exercise its conversion right, a Holder must (1) complete and manually sign the conversion notice (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Security to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee, (4) pay funds equal to the interest payable on the Securities being converted payable on the next Interest Payment Date, if required, and (5) pay any transfer or similar taxes, if required.

     A Holder may convert a portion of a Security if the Principal Amount of such portion is $1,000 or an integral multiple of $1,000. No payment or adjustment will be made for dividends on the Common Stock except as provided in the Indenture. On conversion of a Security, accrued but unpaid interest attributable to the period from the most recent Interest Payment Date through the Conversion Date shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through the delivery of the Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the Security being converted pursuant to the terms hereof; and the fair market value of such shares of Common Stock (together with any such cash payment in lieu of fractional shares) shall be treated as issued, to the extent thereof, first in exchange for accrued but unpaid interest through the Conversion Date, and the balance, if any, of such fair market value of such Common Stock (and any such cash payment) shall be treated as issued in exchange for the Issue Price of the Security being converted pursuant to the provisions hereof.

     The Conversion Rate will be adjusted in certain circumstances as provided in the Indenture.

9. Conversion Arrangement on Call for Redemption.

     Any Securities called for redemption, unless surrendered for conversion before the close of business on the second Business Day prior to the Redemption Date, may be deemed to be purchased from the Holders of such Securities at an amount not less than the Redemption Price, by one or more investment bankers or other purchasers who may agree with the Company to purchase such Securities from the Holders, to convert them into Common Stock of the Company and to make payment for such Securities to the Trustee in trust for such Holders.

10. Repurchase Right Upon a Designated Event.

     In the event that a Designated Event shall occur, then each Holder shall have the right, at the Holder’s option, to require the Company to repurchase, and upon the exercise of such right the Company shall repurchase, all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or any integral multiple of $1,000 in excess thereof, on the date that is 30 days after the date of the Designated Event Notice at a Designated Event Repurchase Price equal to 100% of the principal amount of the Notes to be repurchased, interest, if any, accrued but unpaid to, but excluding, the Designated Event Repurchase Date, plus, if a Fundamental Change has occurred and all of the consideration for Common Stock in the transaction or transactions constituting the Fundamental Change consists of cash, a the Make-Whole Premium; provided, however, that installments of interest on Notes whose Stated Maturity is on or prior to the Designated Event Repurchase Date shall be payable to the Holders of such Notes, or one or more Predecessor Securities, registered as such on the relevant Record Date according to their terms and the provisions of Section 3.13 of the Indenture.

     A notice will be given by or on behalf of the Company to the Holders as provided in the Indenture. To exercise a repurchase right, a Holder must deliver to the Trustee a written notice as described in the Indenture.

     Holders have the right to withdraw any Designated Event Repurchase Notice, as the case may be, by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

     If cash sufficient to pay the Designated Event Repurchase Price of all Securities or portions thereof to be purchased as of the Designated Event Repurchase Date is deposited with the Paying Agent on the Business Day following the Designated Event Repurchase Date, interest shall cease to accrue on such Securities (or portions thereof) on such Designated Event Repurchase Date and the Holder thereof shall have no other rights as such (other than the right to receive the Designated Event Repurchase Price upon surrender of such Security).

11. Events of Default and Remedies.

     If an Event of Default with respect to the Securities shall occur and be continuing, the Principal Amount of all Securities may be declared due and payable immediately in the manner and with the effect provided in the Indenture.

12 Denominations; Transfer; Exchange.

     The Securities are in fully registered form, without coupons, in denominations of $1,000 of Principal Amount and integral multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities in respect of which a Repurchase Notice or Designated Event Repurchase Notice has been given and not withdrawn (except, in the case of a Security to be purchased in part, the portion of the Security not to be purchased) or any Securities for a period of 15 days before the mailing of a notice of redemption of Securities to be redeemed.

13. Persons Deemed Owners.

     Subject to Section 11.01 of the Indenture, the registered Holder of this Security may be treated as the owner of this Security for all purposes.

14. Unclaimed Money or Securities.

     The Trustee and the Paying Agent shall return to the Company, upon written request any money or securities held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property laws. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

15. Amendments and Waivers.

     The Company and the Trustee may, subject to certain exceptions as provided in the Indenture, enter into an indenture or indentures supplemental to the Indenture to add any provisions to or to change or eliminate any provisions of the Indenture or of any other indenture supplemental thereto or to modify the rights of the Holders of Notes with the written consent of the Holders of not less than a majority of the aggregate principal amount of the Notes.

     The Indenture also contains provisions permitting the Holders of a majority in aggregate Principal Amount of the Notes on behalf of the Holders of all the Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

16. Trustee Dealings with the Company.

     Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or their Affiliates with the same rights it would have if it were not Trustee.

17. No Recourse Against Others.

     A director, officer, employee, agent, representative, stockholder or equity holder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

18. Authentication.

     This Note shall not be valid until an authorized officer of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Security.

19. Abbreviations.

     Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20. GOVERNING LAW.

     THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THIS SECURITY.

            The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture that has in it the text of this Security in larger type. Requests may be made to:

Palm Harbor Homes, Inc.
15303 Dallas Parkway, Suite 800
Addison, TX 75001-4600
Attention: Chief Financial Officer

ASSIGNMENT FORM	CONVERSION NOTICE

To assign this Security, fill in the form below:	To convert this Security into Common Stock of the Company, check the box: ☐

I or we assign and transfer this Security to

To convert only part of this Security, state the Principal Amount to be converted (which must be $1,000 or an integral multiple of $1,000):

(Insert assignee’s soc. sec. or tax ID no.)	$

If you want the stock certificate made out in another person’s name, fill in the form below:

(Print or type assignee’s name, address and zip code)
and irrevocably appoint	(Insert other person’s soc. sec. or tax ID no.)

agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.	(Print or type other person’s name, address and zip code)

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Security)

SCHEDULE OF EXCHANGES

            The following redemptions, repurchases conversions or exchanges of a part of this Global Security for Certificated Securities have been made:

			Principal Amount of this	Signature of
	Amount of decrease in	Amount of increase in	Global Security	authorized
	Principal Amount of'	Principal Amount of	Following such decrease	signatory of
Date of Transaction	this Global Security	this Global Security	(or increase)	Trustee